Exhibit 99.1
News

CapitalSource Inc.

5404 Wisconsin Avenue Eleventh Floor Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE
For information contact:
Investor Relations:	Media Relations:
Dennis Oakes	Michael Weiss
Senior Vice President, Investor Relations	Director of Communications
(212) 321-7212	(301) 841-2918
doakes@capitalsource.com	mweiss@capitalsource.com
CapitalSource Share Repurchase Authority Increased by $200 Million
Following Successful Tender Offer and Consent Solicitation for Senior Secured Notes Due 2014
     CHEVY CHASE, MD., September 15, 2011/GlobeNewswire/—CapitalSource Inc. (NYSE: CSE) today announced that a majority of the holders of its outstanding 12.75% First Priority Senior Secured Notes due 2014 (the “Notes”) have tendered their Notes and delivered their consent (the “Consent”) to proposed Amendments pursuant to a Tender Offer and Consent Solicitation launched on August 31, 2011. As a result, a supplemental indenture has been executed which eliminates substantially all of the restrictive covenants (including restrictions on the Company’s capacity to repurchase shares) and certain events of default which were previously contained in the indenture governing the Notes.

     With the restrictive covenants substantially eliminated, the CapitalSource Board has increased the authorized level of share repurchases by $200 million, raising the total authorization to $385 million. The Company previously announced its intention to return excess parent Company capital to shareholders and this increased authorization represents the next phase of share repurchases consistent with that goal.
     Any share repurchases made pursuant to the increased authorization announced today will be made through open market purchases or privately negotiated transactions from time to time until December 2012 — two years from initiation of the program in December of 2010. The amount and exact timing of any repurchases will depend upon market conditions and other factors. There are no assurances the Company will repurchase any shares during the period and the plan may be suspended or discontinued at any time.
     Ninety-nine percent of the $272.5 million aggregate outstanding principal amount of the Notes were tendered prior to the deadline of 5 p.m. on September 14, 2011 for Consent to the Proposed Amendments, and the deadline for withdrawing Notes and consents validly tendered on or before September 14, 2011 has passed. The tendered Notes have been accepted for payment and will be retired on or about September 15, 2011. The Tender Offer for the remaining Notes not tendered prior to the consent deadline is scheduled to expire at 5 p.m., New York City time, on September 28, 2011 (the “Expiration Date”), subject to extension at the Company’s option for all Note holders who did not tender by the earlier Consent deadline.
     This press release is not an offer to purchase with respect to the Notes. The Tender Offer is being made solely by the Tender Offer and Consent Solicitation Statement dated August 31, 2011 and the related Letter of Transmittal and Consent, which set forth the complete terms of the Tender Offer and Consent Solicitation.
     For a complete statement of the terms and conditions of the Tender Offer, holders of the Notes should refer to the Tender Offer and Consent Solicitation Statement, which was sent to all holders of record of the Notes. Questions concerning the terms of the Solicitation should be directed to the Dealer Manager and Solicitation Agent as follows:
Credit Suisse Securities (USA) LLC
Toll-free: (800) 820-1653
Collect: (212) 325-5912
     Requests for assistance in completing and delivering a Letter of Transmittal or requests for additional copies of the Offer to Purchase and Consent Solicitation should be directed to the Trustee, as follows:
U.S. Bank National Association
By Facsimile:
(For Eligible Institutions only): (651) 495-8158
Confirmation by Telephone:
(800) 934-6802
By Overnight Courier or Mail:
U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attn: Specialized Finance

     None of the Company, the Dealer Manager and Solicitation Agent, U.S. Bank National Association, the depositary for the Tender Offer and Consent Solicitation and the trustee under the indenture relating to the Notes, nor any other party makes any recommendation as to whether holders of the Notes should tender them or deliver the related consents or refrain from doing so, and no one has been authorized to make such a recommendation.
About CapitalSource:
     CapitalSource Inc. (NYSE: CSE) is a commercial lender that provides financial products to small and middle market businesses nationwide and offers depository products and services in southern and central California through its wholly owned subsidiary CapitalSource Bank. As of June 30, 2011, CapitalSource had total assets of $9.3 billion and $4.8 billion in deposits. Visit www.capitalsource.com for more information.
Forward Looking Statements
     This release contains “forward-looking statements” within the meaning of the federal securities laws, including certain plans, expectations and future events, all which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “expect,” “estimate,” “forecast,” “plan,” “position,” “project,” “will,” “should,” “would,” “seek,” “continue,” “outlook,” “look forward,” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements related to the Company’s share repurchase program and the Tender Offer and Consent Solicitation, including the timing, the expiration date, the consent deadline and the possible completion of the tender offer and solicitation) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: changes in economic or market conditions or investment or lending opportunities; regulatory restrictions; continued or worsening disruptions in credit and other markets; increase in interest rates and lending spreads; competitive and other market pressures on product pricing and services; reduced demand for our services; declines in asset values; expenses being higher than the income generated by the portfolio; drawdown of unfunded commitments substantially in excess of historical drawings; loan losses; compression of spreads; higher than anticipated increases in operating expenses; success and timing of other business strategies; and other factors described in CapitalSource’s 2010 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.
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